Exhibit 3.2
CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CARVANA CO.
(a Delaware corporation)
* * * *
Adopted in accordance with the provisions of §242 of the
General Corporation Law of the State of Delaware
* * * *
Paul Breaux, being the Vice President, General Counsel and Secretary of Carvana Co., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on April 27, 2017.

SECOND: Article Seven of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and replaced to read in its entirety as follows:

“ARTICLE SEVEN
Section 1. Limitation of Liability.
(a) To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader exculpation than permitted prior thereto), no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director or officer, as applicable. All references in this ARTICLE SEVEN to an “officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer” as defined in Section 102(b)(7) of Title 8 of the DGCL.

(b) Any amendment, repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.”

THIRD: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

FOURTH: All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be duly executed by a duly authorized officer of the Corporation on this 5th day of May, 2025.

CARVANA CO.
By:	/s/ Paul Breaux
Name:	Paul Breaux
Title:	General Counsel and Secretary